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Registration No. 333-108356
Rule 424(b)(3)

STRATUS SERVICES GROUP, INC.

FIRST SUPPLEMENT TO PROSPECTUS

DATED JULY 9, 2004

        The following information amends and supplements the information set forth in the Prospectus of Stratus Services Group, Inc. dated July 9, 2004:

        On July 30, 2004 Stratus Services Group, Inc (the "Company") announced that it and Essex & York Inc., the Company's underwriter, had elected to extend the offering period of the Company's offering of up to 12,500,000 units through August 16, 2004.

        The condition that at least 1,250,000 units be sold in the offering was satisfied in July 2004.

August 2, 2004

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STRATUS SERVICES GROUP, INC. FIRST SUPPLEMENT TO PROSPECTUS DATED JULY 9, 2004